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                                                                     EXHIBIT 4.6

                            COMPANY LOCK-UP AGREEMENT

                                             January 30, 2004

Linktone Ltd.
18 Xizang Zhong Road
Shanghai 200001
China

Ladies and Gentlemen:

                  This Agreement is being delivered to you in connection with the proposed offering (the "Offering") of American depositary shares ("ADSs") representing ordinary shares of the Company, par value US$0.0001 per share ("Ordinary Shares"), by Linktone Ltd., a company limited by shares incorporated under the laws of the Cayman Islands (the "Company").

                  All share amounts stated below reflect the 100-for-one share split which will occur before or at the time of the Offering.

                  For purposes of this Agreement, the following definitions will apply:

                  "DIRECTOR/OBSERVER SHAREHOLDERS" shall mean IP Fund One, L.P., Icon Ventures Asia Limited, Mitsubishi Corporation, Index Corporation and Cresciendo Investments Limited.

                  "FOUNDER AND 10% SHAREHOLDERS" shall mean Intrinsic Technology (Holdings) Ltd., Merry Asia Limited, Lunar Group Ketchum Partners I LLC, Lunar Group Stokenchurch Partners I LLC, LiTech Digital Technology Limited and People Holdings Limited.

                  "IPO PRICE" shall mean the sale price of the ADSs in the Offering.

                  "ONE-MONTH MOVING AVERAGE" shall mean, on any given date, the average of the daily closing prices of the ADSs, as reported on the Nasdaq National Market, for every business day during the one-month period immediately prior to that given date.

                  "TERMINATION OF THE UNDERWRITER LOCK-UP AGREEMENT" shall mean the expiration, or mutually agreed termination given in writing, of the Underwriter Lock-Up Agreement entered into by and among the Company's shareholders and Credit Suisse First Boston LLC.

                  In consideration and as a condition of the Company effecting the Offering, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned agrees as follows:

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                  That for the two-year period commencing upon the Termination of the Underwriter Lock-Up Agreement, the undersigned will not, and will not announce its intention or make any application or filing with the U.S. Securities and Exchange Commission or any other applicable regulatory authority to, directly or indirectly

         (1) offer for sale, pledge, encumber, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of (or enter into any transaction or device which is designed to, or could reasonably be expected to, result in the disposition by any person at any time in the future of), directly or indirectly, (A) ADSs, (B) Ordinary Shares or securities convertible into or exercisable or exchangeable for Ordinary Shares,
         (C) securities of the same class as the ADSs or Ordinary Shares or (D) other instruments representing interests in securities of the same class as ADSs or Ordinary Shares or

         (2) sell, grant or enter into any option, right, warrant, swap or other arrangement with respect to, or which transfers to another, in whole or in part, of the economic consequences of ownership of ADSs or Ordinary Shares whether any such transaction described in clause (1) or (2) above is to be settled by delivery of ADSs, Ordinary Shares or such other securities, in cash or otherwise. The forgoing shall not, however, restrict or prohibit any shareholder from effecting the following transactions, as applicable:

         (1) In the case of the Founder and 10% Shareholders, any transaction or series of transactions described above:

                  (a) if the One-Month Moving Average on the date of the proposed transaction or series of transactions exceeds 125% of the IPO Price, or

                  (b) involving in the aggregate not more than 2,500,000 Ordinary Shares, ADSs representing not more 2,500,000 Ordinary Shares, or options, rights, warrants, swaps or other arrangements with respect to the economic consequences of not more than 2,500,000 Ordinary Shares (it being understood and agreed that the 2,500,000 share amount above applies to each such entity individually) in any 30-day period.

         (2) In the case of the Director/Observer Shareholders, any transaction or series of transactions described above:

                  (a) if the One-Month Moving Average on the date of the proposed transaction or series of transactions exceeds 125% of the IPO Price, or

                  (b) involving in the aggregate not more than one-third of the Ordinary Shares owned by the shareholder on the date of the Offering, ADSs representing not more than one-third of the Ordinary Shares owned by the shareholder on the date of the Offering, or options, rights, warrants, swaps or other arrangements with respect to the economic consequences of not more than one-third of the Ordinary Shares owned by the shareholder on the date of

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                           the Offering (it being understood and agreed that the
                           share amount above applies to each such entity individually) in any 30 day period.

                  Any ADSs or Ordinary Shares received upon exercise of options granted to the undersigned will also be subject to this Agreement. Any ADSs or Ordinary Shares acquired by the undersigned in the open market will not be subject to this Agreement. A transfer of ADSs or Ordinary Shares to a family member or trust may be made after this date, provided the transferee agrees to be bound in writing by the terms of this Agreement.

                  In furtherance of the foregoing, the Company, its transfer agent and registrar and the depositary for the ADSs are hereby authorized to decline to make any transfer of ADSs or Ordinary Shares if such transfer would constitute a violation or breach of this Agreement.

                  The undersigned understands that the Company will proceed with the Offering in reliance on this Agreement. However, whether or not the Offering occurs depends on a number of factors, including market conditions.

                  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

                  This Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned.

                  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, United States of America. The undersigned irrevocably submits to the non-exclusive jurisdiction of any New York state court or United States federal court sitting in New York City over any suit, action or proceeding arising out of or relating to this Agreement. Nothing contained herein shall affect or limit any right to serve process in any manner permitted by law to bring proceedings in the courts of any jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

                  Notwithstanding anything herein to the contrary, this Agreement shall terminate and have no effect if for any reason the underwriting agreement for the Offering is terminated prior to the closing of the Offering.

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                  IN WITNESS WHEREOF, this Agreement is hereby executed and
delivered as of the date first set forth above.

Very truly yours,

_________________________ (entity name if applicable)

By:______________________
   Name:
   Title:

Accepted as of the date
first set forth above

LINKTONE LTD.

By:______________________
   Name:
     Title:

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